Exhibit 99.2
Connecticut Valley Electric Company Restructuring Settlement Term Sheet New Hampshire State Parties and CVEC and CVPS

1.

Sale of CVEC to PSNH: CVEC shall sell substantially all of its New Hampshire retail distribution franchise works to PSNH.

  The transaction shall be effective 1/1/04 under separate terms to be agreed to by PSNH, CVEC and CVPS. See Adjustment Mechanisms for dates other than 1/1/04.

2.	CVEC QF Purchases and Costs: PSNH shall assume responsibility for all CVEC (direct purchase) QF going forward costs as of 1/1/04 or other date of closing.
3.

RS-2 Stranded Costs Payment:

  The stranded cost payment from PSNH shall be $21M -- effectively 62% of FERC Initial Decision amount of $33.9M.
  Termination of RS-2 service and buyout payment shall be effective as of 1/1/04 or other closing date (Present Value of $21M as of 1/1/04 -- see Adjustment Mechanisms for dates other than 1/1/04.)

4.	Recovery of CVEC Restructuring Costs and Regulatory Assets shall include 12/31/03 balances or fixed amount as shown below in stranded cost buyout:
DR 96-150 NH Restructuring $200,000 Patch Case $0 NH Unbundling $0 SFAS 109 balances as of closing date
5.

Full Recovery/Return of Remaining CVEC balances as of 12/31/03 or closing date shall include:

  Tiered Discount Program
  PPCA
  FAC
  BPTAP
  CLMPA
  Wheelabrator litigation costs
  The parties agree that the Commission shall retain jurisdiction over the parties and this settlement agreement sufficient to verify and determine, via an audit within 45 days after closing, the accuracy of amounts of the expenditures and/or balances as appropriate to be included in the restructuring costs, regulatory assets and remaining CVEC balances referenced in Paragraphs 4 and 5 above. CVEC, CVPS and the Commission Staff shall work in good faith prior to closing to resolve any issues pertaining to the amounts to be audited and the procedures by which the audit shall be conducted.
  CVEC shall be permitted by the NHPUC to prorate its tariff rates over the number of days of service provided by it prior to closing for final month billing to its New Hampshire customers.

6.

Releases:

  Upon the closing of the sale of CVEC to PSNH and termination of the RS-2 power purchase, CVPS, CVEC and the NHPUC shall petition to dismiss with prejudice all litigation relating to any prior actions before the Federal Energy Regulatory Commission and the US District Court.
  Recognizing the extensive benefits provided herein to CVEC customers, this agreement is contingent upon the issuance of a final order in Docket DE 00-110 (re Wheelabrator) approving without change or condition the pending settlement filed therein, filed on April 29, 2002. The GOECS, NHLA and the City of Claremont, though not parties to Docket DE 00-110, hereby express their unqualified support in favor of that settlement, in conjunction with the additional benefits achieved in this present transaction. The litigation costs provided for in the Wheelabrator settlement, shall be submitted in CVEC's FAC/PPCA to be recovered by CVEC during 2003.
  Approval of this agreement and the transactions that are contemplated herein shall constitute full settlement by the State of New Hampshire of all rate and utility issues within the jurisdiction of the NHPUC concerning CVEC or CVPS as of the closing date (other than the reconciliation referenced in paragraph 5).

7.

Timing of Transactions: Closing of these transactions is scheduled to occur on January 1, 2004; provided however that any earlier closing may occur with the approval of all the parties; and it is further provided however that if the only reason that closing has not occurred is that all final regulatory approvals have not been received, this agreement shall extend to June 30, 2004. Subject to adjustments required by PSNH and CVEC/CVPS to effectuate beneficial tax treatment of this transaction, the existing RS-2 wholesale power contract between CVPS and CVEC shall be assigned to PSNH effective as of closing; provided however, such adjustment for such beneficial tax treatment shall not otherwise adversely affect New Hampshire ratepayers.

8.	Adjustment Mechanism:
a.

Closing/RS-2 Terminations Dates Prior to January 1, 2004:

Based on the Pro Forma Table attached to the Federal Energy Regulatory Commission's April 30, 2001 Initial Decision, the stranded cost component of the power provided under the RS-2 Rate Schedule is equal to $4,737,898 during 2003. For each month earlier than January 1, 2004, for which termination is advanced, adequate compensation is equal to 1/12th of this amount or $394,825 per month. This additional amount would be remitted by PSNH to CVPS in addition to a $21 million present value equivalent amount as of 1/1/04. (The utilities expect termination and closing to occur on the same month-ending day.)

CVPS shall be compensated $120,000 per month in lieu of unrecovered fixed operating costs due to closing occurring prior to January 1, 2004. The total additional amount would be determined by the product of the number of months between such closing prior to January 1, 2004 times $120,000 per month and remitted by PSNH to CVPS in addition to the stranded cost buyout amounts detailed herein.

b.

Closing/RS-2 Termination Dates After January 1, 2004:

For each month that closing is delayed after January 1, 2004, CVPS shall decrease the $21 million present value equivalent at that time by $150,000 per month. PSNH shall remit the stranded cost buyout amounts detailed herein decreased by the sum of $150,000 times the number of full calendar months after January 1, 2004.

9.	This term sheet is conditional upon approvals by the CVPS and CVEC Boards of Directors.
10.	This term sheet is conditional upon approval of the Claremont New Hampshire City Council and the New Hampshire Office of the Consumer Advocate's Advisory Board.
11.

CVEC/CVPS' obligation to consummate this transaction is conditioned upon (a) receipt of unconditional approvals from the NHPUC, the FERC, the SEC, and all other regulatory agencies from which approvals are necessary, and (b) consent from all lenders which may be required under financing documents.

12.

Termination of Agreement:
Termination by consent of all parties is permitted and termination without cause is actionable. In the event that all necessary approvals are not obtained by 6/30/04 this agreement shall terminate.

13.

The parties understand and agree that the agreement set forth in this term sheet is contingent upon PSNH, CVEC, CVPS and the State Parties entering into and closing on transactions related to this transaction and necessary to its resolution.

Dated as of this 26th day of November 2002
CVPS
By: Its	Date:
CVEC
By: Its	Date:
GOECS
By: Its	Date:
OCA
By: Its	Date:
City of Claremont New Hampshire
By: Its	Date:
NH Legal Assistance
By: Its	Date:
Staff of the NHPUC
By: Its	Date: